Registration File No. 333-215361

As filed with the Securities and Exchange Commission on June 15, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONDUENT INCORPORATED

(Exact name of registrant as specified in its charter)

New York	81-2983623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Campus Drive, Suite 200

Florham Park, New Jersey 07932

(Address of principal executive offices)

Conduent Incorporated Performance Incentive Plan

Conduent Incorporated Equity Compensation Plan for Non-Employee Directors

(Full title of the plan)

Michael Krawitz

Executive Vice President, General Counsel and

Secretary

Conduent Incorporated

100 Campus Drive

Florham Park, New Jersey 07932

(Name and address of agent for service)

(844) 663-2638

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 1.

EXPLANATORY NOTE

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 filed by Conduent Incorporated, a New York Corporation (the “Company” or “Registrant”), to register shares of its common stock, issuable to employees, officers, directors, consultants and other persons who provide services to the Company or any subsidiary under the Company’s Performance Incentive Plan and the Non-Employee Director Equity Plan (the “2016 Plans”) filed on December 29, 2016 (File No. 333-215361) (“Prior Registration Statement”).

On May 25, 2021, the shareholders of the Company approved the Conduent Incorporated 2021 Performance Incentive Plan (the “2021 Plan”). The maximum number of shares of common stock authorized for issuance under the 2021 Plan shall not exceed 23,154,074 shares in the aggregate including: (i) 15,400,000 shares of common stock under the 2021 Plan (“New Shares”); and (ii) 7,754,074 shares available for future issuance under the 2016 Plans (“Carryover Shares”). Outstanding awards under the 2016 Plans will continue to be governed by the terms of the 2016 Plans, but no new awards will be granted under the 2016 Plans after May 25, 2021.

The Registrant is filing this Post-Effective Amendment in accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126,43 issued by the staff of the Securities and Exchange Commission (the “Commission”) to amend the Prior Registration Statement to register the offer of Carryover Shares under the 2021 Plan (as such awards would no longer be issuable under the 2016 Plans). No additional securities are being registered by this Post-Effective Amendment. The Registrant is currently filing a separate registration statement on Form S-8 to register the New Shares for offer and sale pursuant to the 2021 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Post-Effective Amendment by reference:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February  24, 2021, which incorporates by reference certain portions of the Registrant’s Definitive Proxy Statement for its 2021 Annual Meeting of Shareholders filed on April  9, 2021;

(2) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Commission on May 5, 2021;

(3) The Registrant’s Current Reports on Form 8-K filed on February 5, 2021, May  5, 2021, May  21, 2021 and May 26, 2021; and

(4) The description of the Registrant’s common stock contained in the Registrant’s Annual Report on Form 10-K filed on February 27, 2020, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment and prior to the filing of a subsequent post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Post-Effective Amendment from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Notwithstanding the foregoing, nothing in this Post-Effective Amendment shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

In accordance with Section 722 of the New York Business Corporation Law (the “NYBCL”), the Amended and Restated By-Laws provide that except to the extent expressly prohibited by law, the Company shall indemnify any person, made or threatened to be made, a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Company or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein. Such indemnification shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law. In addition to the foregoing, the Company is authorized to extend rights to indemnification and advancement of expenses to such persons by (i) resolution of the shareholders, (ii) resolution of the directors or (iii) an agreement, to the extent not expressly prohibited by law. The NYBCL provides that Section 722 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, the Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

3.1	Restated Certificate of Incorporation as of December 23, 2016(1)

3.2	Amended and Restated Bylaws as amended through December 31, 2016(2)

10.6(a)(1)	Conduent Incorporated Performance Incentive Plan(3)

10.6(a)(viii)	Conduent Incorporated 2021 Performance Incentive Plan(4)

10.6(b)(i)	Conduent Incorporated Equity Compensation Plan for Non-Employee Directors(5)

5.	Opinion of Kevin Ciaglo, Esq., with respect to the legality of the shares being registered.

23.A	Consent of Kevin Ciaglo, Esq (included with Exhibit (5))

23.B	Consent of PricewaterhouseCoopers LLP

24.	Powers of Attorney (included on signature page to this Registration Statement).

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed December 23, 2016.
(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed December 23, 2016.
(3)	Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement No. 333-215361 dated December 29, 2016.
(4)	Incorporated by reference to Annex A to the Registrant’s Schedule 14A filed April 9, 2021.
(5)	Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement No. 333-215361 dated December 29, 2016.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on the 14th day of June, 2021.

CONDUENT INCORPORATED

By	/s/ Stephen Wood
Stephen Wood
Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Wood, Michael Krawitz, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed on the 14th day of June, 2021 by the following persons in the capacities indicated:

Name	Title	Date

/s/ Clifford Skelton	President, Chief Executive Officer and Director	June 14, 2021
Clifford Skelton	(Principal Executive Officer)

/s/ Stephen Wood	Executive Vice President and Chief Financial Officer	June 14, 2021
Stephen Wood	(Principal Financial Officer and Principal Accounting Officer)

/s/ Hunter Gary	Director	June 14, 2021
Hunter Gary

/s/ Kathy Higgins Victor	Director	June 14, 2021
Kathy Higgins Victor

/s/ Scott Letier	Director	June 14, 2021
Scott Letier

/s/ Jesse A. Lynn	Director	June 14, 2021
Jesse A. Lynn

/s/ Steven Miller	Director	June 14, 2021
Steven Miller

/s/ Michael Montelongo	Director	June 14, 2021
Michael Montelongo

/s/ Margarita Paláu-Hernández	Director	June 14, 2021
Margarita Paláu-Hernández

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